Exhibit 99.1

NEWS RELEASE

American Oil & Gas Reports 1st Quarter 2008 Results
DENVER, May 12, 2008 — American Oil & Gas, Inc. (AMEX: AEZ) reports a net loss to common stockholders of $1,320,425 (loss of three cents per share, basic and diluted) for the quarter ended March 31, 2008, as compared to net loss to common stockholders of $865,359 (loss of two cents per share, basic and diluted) for the quarter ended March 31, 2007. The $455,066 increase in loss includes a $210,027 loss (net of deferred income tax reduction) from the sale of securities held in another company.
During the quarter ended March 31, 2008, American recorded $507,804 in revenues from the sale of oil and natural gas. In that period, American had $247,831 in oil revenues from selling 3,028 barrels of oil at an average price of $81.84 per barrel, and American had $259,973 in gas revenue from selling 29,216 Mcf of natural gas at an average price of $8.90 per Mcf. During the corresponding quarter of 2007, American recorded $395,500 in oil and gas revenues. In that period, American had $222,729 in oil revenues from selling 4,334 barrels of oil at an average price of $51.39 per barrel, and American had $172,771 in gas revenue from selling 27,020 Mcf of natural gas at an average price of $6.39 per Mcf. Although our revenues from the sale of oil and natural gas increased during the quarter ended March 31, 2008 when compared to the quarter ended March 31, 2007, our production on a barrel of oil equivalent basis decreased from 8,837 barrels of oil equivalents to 7,897 barrels of oil equivalents. During the quarter ended March 31, 2008, we experienced an inordinately high number of days when our production was shut in due exclusively to shut down of transportation lines and processing facilities at our Fetter project. We also were not able to commence production from the Solberg 32-2 well at our Goliath project due to significant delays in commencing operations at the natural gas processing plant.
For the quarters ended March 31, 2008 and March 31, 2007, American’s general and administrative expenses were $1,390,208 and $1,132,842, respectively. The $257,366 increase is largely attributable to hiring additional employees.
At March 31, 2008, American had $14.8 million in working capital including an $8.6 million short term loan secured by auction rate preferred shares (“ARPS”), $8.8 million in cash and cash equivalents, and $17.25 million in taxable closed-end mutual fund ARPS. $7.5 million of the ARPS are scheduled for redemption this month, $5.1 million is expected to be redeemed by June 30th with the rest expected to be redeemed in the third quarter of 2008.
Our net cash used by operating activities decreased from $629,433 during the quarter ended March 31, 2007, to $589,702 for the quarter ended March 31, 2008 due to increased revenues partially offset by increased cash payments of operating and administrative expenses.
During the quarter ended March 31, 2008, we used a net $1.6 million in investing activities as compared with $2.7 million used in the quarter ended March 31, 2007. The $1.1 million decrease is primarily due to our being carried in all of the drilling costs at our Fetter project.
In the quarter ended March 31, 2008, we received $8,600,000 from a short-term loan in March, to be repaid from the redemption of ARPS. During the quarter ended March 31, 2007, we had received no cash provided by financing activities.

American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanog.com.

Selected Financial and
Operating Data	Three-month period ended
	3/31/08	3/31/07
CASH FLOW RECAP:
Net cash used by operating activities	$589,702	$629,433
Net cash used in investing activities	$1,556,998	$2,728,219
Net cash provided by financing activities	$8,600,000	$—
FINANCIAL RECAP:
Revenues	$507,804	$395,500
Net loss attributable to common stockholders	$1,320,425	$865,359
Net loss per common share- basic and diluted	$0.03	$0.02

OPERATING DATA:
Net oil production (Bbl)	3,028	4,334
Oil revenues	$247,831	$222,729
Average oil price per Bbl	$81.84	$51.39

Net gas production (Mcf)	29,216	27,020
Natural gas revenues	$259,973	$172,771
Average gas price per Mcf	$8.90	$6.39

Barrels of oil equivalent (“BOE”) sold	7,897	8,837

Lease operating and production taxes	$254,775	$103,149
LOE and production taxes per BOE	$32.26	$11.67

Depreciation, depletion and amortization -oil and gas properties	$290,000	$223,818
DD&A per BOE	$36.72	$25.33

Impairment expense	$—	$—
General and administrative expenses	$1,390,208	$1,132,842
Investment income	$223,711	$67,356
Loss on sale of securities	$330,804	$—

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas, Inc., and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184